Exhibit 1(d)

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF TRUST
OF
MERRILL LYNCH PRINCIPAL PROTECTED TRUST

        This Certificate of Amendment to the Certificate of Trust is being executed as of September ___, 2006 for the purpose of amending the Certificate of Trust filed with the Secretary of State of the State of Delaware on July 15, 2002 pursuant to the Delaware Statutory Trust Act, 12 Del. C. §3801 et seq. (the “Act”).

The undersigned hereby certifies as follows:

1. The name of the statutory trust is Merrill Lynch Principal Protected Trust (the “Statutory Trust”).

2. The name of the Statutory Trust formed is hereby changed to BlackRock Principal Protected Trust.

3. This Certificate of Amendment to the Certificate of Trust of the Statutory Trust shall become effective at 5:00 p.m. on September 29, 2006.

        IN WITNESS WHEREOF, the undersigned, being a trustee of the Statutory Trust, has duly executed this Certificate of Amendment as of the day and year first above written.

TRUSTEE:

____________________________ Name: Robert C. Doll, Jr.